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                                                                  Exhibit 10.08


                                EMPLOYMENT AGREEMENT

       This Employment Agreement (the "AGREEMENT") is entered into as of December 9, 1997 (the "EFFECTIVE DATE") between Keynote Systems Incorporated, a California corporation with its principal offices located at Two West Fifth Avenue, San Mateo, California (the "COMPANY"), and Umang Gupta, a resident of California ("EMPLOYEE").

                                  R E C I T A L S

       A. Company is preparing to commence seeking significant equity funding in order to secure additional capital to finance its operations and believes that its ability to achieve its financing and operational objectives will be enhanced by adding an experienced chief executive officer to its management team.

       B. Employee has substantial experience as the chief executive officer of early stage technology companies and is willing to serve as the Company's Chief Executive Officer on the terms and conditions set forth herein.

       NOW THEREFORE, IN CONSIDERATION OF THE PROMISES AND THE TERMS AND CONDITIONS SET FORTH IN THIS AGREEMENT, THE PARTIES AGREE AS FOLLOWS:

       1. POSITION. During the Term (as defined in Section 4) of this Agreement, Company will employ Employee, and Employee will serve Company in the capacity of Chairman, President and Chief Executive Officer. Employee will report directly to the Company's Board of Directors.

       2. DUTIES. During the Term, Employee will have full responsibility for managing the Company, including responsibility for firing and hiring employees of the Company.

       3. DEDICATION OF TIME AND EFFORT. Employee will devote to the business and affairs of the Company such portion of his working time and efforts as is reasonably necessary to manage the Company's business and affairs, but not less than 75% of his working time and efforts during the Term. Employee may devote up to 25% of his working time and efforts to other business activities that are not competitive with the present or contemplated business of the Company.

       4. TERM OF EMPLOYMENT. The Term of this Agreement shall commence on the Effective Date and expire as provided in Section 7. The Company agrees to continue Employee's employment as President and Chief Executive Officer, and Employee agrees to remain in the employ of the Company as President and Chief Executive Officer, during the Term unless Employee's employment is earlier terminated pursuant to the provisions of this Agreement.


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       5.     COMPENSATION AND BENEFITS.

              5.1 BASE SALARY. The Company agrees to pay Employee an annual salary of Two Hundred Thousand Dollars ($200,000.00), or in the event of any portion of a year, a pro rata amount of such annual salary; provided, however, that Employee's salary shall be at an annualized rate of One Hundred Fifty Thousand Dollars ($150,000.00) for so long as Employee is devoting not less than 75% of his time to managing the Company's business and affairs, subject to a good faith adjustment by the Board of Directors in the event the aggregate amount of time devoted by Employee to managing the Company's business and affairs exceeds, or is reasonably likely to exceed, 75% of his working time. Employee's salary will be payable as earned in accordance with Company's customary payroll practice.

              5.2 BONUS. Employee will be eligible to receive an annual bonus, commensurate with industry standards for persons in similar or equivalent positions, in the discretion of the Board of Directors.

              5.3 ADDITIONAL BENEFITS. Employee will be eligible to participate in Company's employee benefit plans of general application, in accordance with the rules established for individual participation in any such plan. Employee shall be entitled each year to similar vacation benefits as are generally made available to other employees. Employee shall also be entitled to reasonable holidays and illness days with full pay in accordance with the Company's policy from time to time in effect.

              5.4    STOCK OPTION.

                     (a) Effective December 9, 1997, Employee shall be granted, under the Company's Stock Option Plan, an incentive stock option (the "OPTION") to purchase Three Million Five Hundred Thousand (3,500,000) shares of Common Stock (the "Option Shares") at an exercise price of $0.10 per share, the fair market value as determined by the Company's Board of Directors on such date. Employee may acquire the Option Shares through the payment of cash and, for an amount not to exceed 80% of the exercise price, by delivery of a full recourse promissory note (with a term of five years and interest at the minimum rate necessary to avoid the imputation of interest under applicable Internal Revenue Service regulations). The Option shall be immediately exercisable subject to a right in favor of the Company to repurchase the Option Shares at cost upon termination of Employee's employment as President and Chief Executive Officer (the "RIGHT OF REPURCHASE"). Option Shares as to which the Right of Repurchase has expired are "Vested Shares"; Option Shares as to which the Right of Repurchase has not expired are "Unvested Shares." In the event Employee acquires Option Shares by delivery of a full recourse promissory note and Company does not exercise its Repurchase Option, Employee may require the Company to repurchase such shares at cost plus interest accrued from the date of purchase.


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                     (b)    The Right of Repurchase shall expire with respect to
              1/48 of the total number of Option Shares each month during the Term. In the event of any


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              sale or other disposition of all or substantially all of the assets of the Company, or any merger or consolidation of the Company with or into any other corporation or corporations or other entity, or any other corporate reorganization in which more than 50% of the Company's voting power is transferred (a "Sale of the Company") during the Term, the Right of Repurchase shall expire with respect to ALL of the then Unvested Shares if (i) Employee is not the Chief Executive Officer of the resulting combined entity, AND (ii) Employee does not terminate employment in a Voluntary Termination during the three (3) months following consummation of the Sale of the Company.

              5.5    WARRANT.

                     (a) WARRANT. The Company agrees to grant to Employee a warrant (with a "net issue exercise" feature that becomes effective one year after the Effective Date) to purchase Five Hundred Thousand (500,000) shares of the Company's Series C Preferred Stock (the "WARRANT SHARES") at the price per share at which such shares are issued in the Company's next round of preferred stock financing (the "WARRANT"). The Company agrees to include the Warrant Shares as Registrable Securities under its Information and Registration Rights Agreement.

                     (b) EXPIRATION. The Warrant shall be exercisable until the earlier to occur of (i) the closing of an initial public offering of the Company's Common Stock, and (ii) three (3) years after the Effective Date; provided, however, that upon the earlier termination of Employee's status as Chairman in a Voluntary Termination or a Termination For Cause (including a Voluntary Termination as Chief Executive Officer during the Initial Term prior to the closing of a Qualifying Equity Financing), the Warrant shall expire thirty (30) days thereafter. For purposes of this Agreement, a "Qualifying Equity Financing" shall be a preferred stock investment in the Company by (i) a venture capital firm generally recognized as being of national standing, or (ii) a corporation, or similar business entity, determined by the Board of Directors to be a "strategic" investor, in either case in an amount sufficient under the circumstances to put the Company on a sound financial footing.

                     (c) WARRANT ADJUSTMENTS. The Warrant shall contain equivalent anti-dilution protection, and conditions to such protection (e.g. "pay to play"), as are provided to the Series C Investors, provided, however, that any "pay to play" or other conditions based on shareholdings shall be based only on employee's holdings of Series B Preferred Stock. Notwithstanding the foregoing, no such adjustment shall be provided if Employee's employment as Chief Executive Officer terminates in a Voluntary Termination prior to the closing of a Qualifying Equity Financing.


              5.6 EXPENSES. The Company will reimburse Employee for all reasonable and necessary expenses incurred by Employee in connection with the Company's business provided

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that such expenses are in accordance with applicable policy set by the Board from time to time and are properly documented and accounted for in accordance with the policy of the Company.

       6. PROPRIETARY RIGHTS. Employee hereby agrees to execute an Employee Invention Assignment and Confidentiality Agreement with the Company in substantially the form attached hereto as EXHIBIT B.

       7.     TERMINATION.

              7.1 EVENTS OF TERMINATION. Employee's employment with the Company shall terminate upon any one of the following:

                     (a) Upon the effective date of a written notice sent to Employee stating the Company's determination made in good faith that it is terminating Employee for "Cause" as defined under Section 7.2 below
              ("TERMINATION FOR CAUSE"), PROVIDED, that if the "Cause" for termination is defined in Section 7.2(c), then the Company will give Employee written notice of such failure (a "CAUSE NOTICE"), and if Employee fails to cure such failure to the reasonable satisfaction of the Board of Directors within thirty (30) days after the Company gives the Cause Notice, then the Company may immediately terminate Employee's employment, and such termination will be deemed to be for "Cause" hereunder; or

                     (b) thirty (30) days after the effective date of a written notice sent to Employee stating the Company's determination made in good faith that, due to a mental or physical incapacity, Employee has been unable to perform his duties under this Agreement for a period of not less than six (6) consecutive months
              ("TERMINATION FOR DISABILITY"); or

                     (c)    Employee's death ("TERMINATION UPON DEATH");
              or

                     (d) the effective date of a written notice sent to the Company from Employee stating Employee's determination made in good faith of "Constructive
              Termination" by the Company, as defined under Section 7.3 below ("CONSTRUCTIVE TERMINATION"); or

                     (e) the effective date of a notice sent to Employee from the Company stating that the Company is terminating his employment, without cause, which notice can be given by the Company at any time for any reason or for no reason ("TERMINATION WITHOUT CAUSE"); or

                     (f) the effective date of a notice sent to the Company from Employee stating that Employee is electing to terminate his employment with the Company
              ("VOLUNTARY TERMINATION").


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              7.2    "CAUSE" DEFINED.  For purposes of this Agreement, "Cause"
for Employee's termination will exist at any time after the happening of one or more of the following events:

                     (a)    any willful act or acts of dishonesty
              undertaken by Employee and intended to result in substantial gain or personal enrichment of Employee at the expense of the Company;

                     (b) any willful act of gross misconduct which is materially and demonstrably injurious to the Company; or

                     (c)    the willful and continued failure to
              substantially perform Employee's duties with the Company (other than incapacity due to physical or mental illness).

              No act, or failure to act, by Employee shall be considered "willful" if done, or omitted to be done, by him in good faith and in the reasonable belief that his act or omission was in the best interest of the Company and/or required by applicable law.

              7.3 "CONSTRUCTIVE TERMINATION" DEFINED. "Constructive Termination" shall mean:

                     (a) a material reduction in Employee's salary or benefits not agreed to by Employee;

                     (b)    a material change in Employee's
              responsibilities not agreed to by Employee; or

                     (c)    a Sale of the Company.

              7.4 NATURAL TRANSITION. Company and Employee also wish to provide for their respective rights and obligations should they mutually agree in connection with a Voluntary Termination or a Termination Without Cause occurring after completion of a Qualifying Equity Financing to engage Employee in the process of recruiting a successor Chief Executive Officer and assisting in that person's transition into his or her responsibilities as the Company's CEO (a "Natural Transition"). Employee's responsibilities in any Natural Transition would include (i) assisting in the identification, selection, and recruitment of a successor CEO, (ii) working with the Board of Directors and successor CEO to design and implement a transition process that is optimal for the Company, and (iii) during such period of up to twelve (12) months after termination of employment as may be mutually agreed by the Company and Employee (the "Transition Period") making himself available on a mutually acceptable schedule for, and providing, such assistance and guidance, strategic and otherwise, as the Company or the successor CEO may request (but not to exceed 25% of his working time during such period considered in the aggregate and exclusive of Employee's duties and responsibilities as Chairman) in such areas as operations, marketing, competition, sales, investor relations, and the like.

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Notwithstanding anything to the contrary suggested by the preceding sentences of this Section 7.4, neither Employee nor Company shall have any obligation to engage in a Natural Transition.


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       8.     EFFECT OF TERMINATION.

              8.1 TERMINATION FOR CAUSE OR VOLUNTARY TERMINATION. In the event of any termination of Employee's employment pursuant to Section 7.1(a), or
Section 7.1(f) including a Voluntary Termination that is a Natural Transition, the Company shall pay to Employee the compensation and benefits otherwise payable to Employee under Sections 5.1, 5.3, and 5.6 through the date of termination, and after the date of termination the Company shall continue to pay to Employee benefits payable under Section 5.6 but, except as provided in the following sentence of this Section 8.1, shall have no further obligations to Employee under Sections 5.1 and 5.3. Employee's rights under the Company's benefit plans of general application shall be determined under the provisions of those plans.

              8.2 TERMINATION FOR DISABILITY. In the event of termination of employment pursuant to Section 7.1(b),

                     (a) the Company shall pay to Employee the compensation and benefits otherwise payable to Employee under Sections 5.1, 5.3, and 5.6 through the date of termination, and

                     (b) for three (3) months after the termination of Employee's employment, the Company shall continue to pay Employee his salary under Section 5.1 above at Employee's then-current salary, less applicable withholding taxes, payable on the Company's normal payroll dates during that period, and (B) shall continue his benefits under Sections
              5.3 and 5.6 above.

                     (c) Employee shall receive other severance and disability payments as provided in the Company's standard benefit plans.

              8.3 TERMINATION UPON DEATH. In the event of termination of employment pursuant to Section 7.1(c), all obligations of the Company and Employee shall cease, except (a) the Company shall pay to Employee (or to Employee's estate) the compensation and benefits otherwise payable to Employee under Sections 5.1, 5.3, and 5.6 through the date of termination, and (b) the Company shall provide to Employee's estate the benefits described in Section 8.4(b).

              8.4 CONSTRUCTIVE TERMINATION OR TERMINATION WITHOUT CAUSE. In the event of any termination of this Agreement pursuant to Section 7.1(d) or
Section 7.1(e) including a Termination Without Cause that is a Natural
Transition,

                     (a)    the Company shall pay to Employee the
              compensation and benefits otherwise payable to Employee under Sections 5.1, 5.3, and 5.6 through the date of termination, and

                     (b) for the longer of (i) six (6) months after the termination of Employee's employment, or (ii) twelve
              (12) months after the Effective Date, the Company (A) shall continue to pay Employee his salary under Section 5.1 above at Employee's then-current salary (as adjusted to include


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              a ratable portion of any bonus paid to Employee with respect to the preceding year), less applicable withholding taxes, payable on the


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              Company's normal payroll dates during that period, and (B) shall continue his benefits under Section 5.3 above.

              8.5 EFFECT OF TERMINATION UPON STOCK RIGHTS. In the event of any termination of this Agreement, Employee and Company shall have the following rights and obligations with respect to the Option Shares:

                     (a) In the event of any termination of employment pursuant to Section 7.1(a) or (b) the Company shall have a Right of Repurchase with respect to all of the Option Shares that are Unvested Shares;

                     (b) In the event of any termination of employment pursuant to Section 7.1(f) that is not a Natural Transition, the Company shall have a Right of Repurchase with respect to all of the Option Shares that are Unvested Shares and, if such Voluntary Termination occurs prior to the closing of a Qualifying Equity Financing, the Company shall have the right to repurchase all Option Shares that are Vested Shares at the then fair market value of the Company's Common Stock as determined in good faith by the Board of Directors;

                     (c) In the event of any termination of employment pursuant to Section 7.1 (c), (d), or (e) that is not a Natural Transition, the Company's Right of Repurchase with respect to the Option Shares shall continue to expire during the applicable period set forth in Section 8.4(b) and the Company shall have a Right of Repurchase with respect to all Option Shares that are Unvested Shares after the expiration of such period; and

                     (d) In the event of a Voluntary Termination or Termination Without Cause that is a Natural Transition, the Company's Right of Repurchase with respect to the Option Shares shall continue to expire for twelve (12) months after the termination of Employee's employment.

       10.    MISCELLANEOUS.

              10.1 ARBITRATION. Employee and the Company shall submit to mandatory binding arbitration in any controversy or claim arising out of, or relating to, this Agreement or any breach hereof. Such arbitration shall be conducted in accordance with the commercial arbitration rules of the American Arbitration Association in effect at that time, and judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator is hereby authorized to award to the prevailing party the costs (including reasonable attorneys' fees and expenses) of any such arbitration.

              10.2 SEVERABILITY. If any provision of this Agreement shall be found by any arbitrator or court of competent jurisdiction to be invalid or unenforceable, then the parties hereby waive such provision to the extent that it is found to be invalid or unenforceable and to the extent that to do so would not deprive one of the parties of the substantial benefit of its bargain. Such provision shall, to the extent allowable by law and the preceding sentence, be

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modified by such arbitrator or court so that it becomes enforceable and, as modified, shall be enforced as any other provision hereof, all the other provisions continuing in full force and effect.

              10.3 NO WAIVER. The failure by either party at any time to require performance or compliance by the other of any of its obligations or agreements shall in no way affect the right to require such performance or compliance at any time thereafter. The waiver by either party of a breach of any provision hereof shall not be taken or held to be a waiver of any preceding or succeeding breach of such provision or as a waiver of the provision itself. No waiver of any kind shall be effective or binding, unless it is in writing and is signed by the party against whom such waiver is sought to be enforced.

              10.4 ASSIGNMENT. This Agreement and all rights hereunder are personal to Employee and may not be transferred or assigned by Employee at any time. The Company may assign its rights, together with its obligations hereunder, to any parent, subsidiary, affiliate or successor, or in connection with any sale, transfer or other disposition of all or substantially all of its business and assets, provided, however, that any such assignee assumes the Company's obligations hereunder.

              10.5 WITHHOLDING. All sums payable to Employee hereunder shall be reduced by all federal, state, local and other withholding and similar taxes and payments required by applicable law.

              10.6 ENTIRE AGREEMENT. This Agreement constitutes the entire and only agreement between the parties relating to employment of Employee with the Company, and this Agreement supersedes and cancels any and all previous contracts, arrangements or understandings with respect thereto. The parties contemplate that Section 5.4, and certain provisions of Section 8.5, of this Agreement will be superseded by an Incentive Stock Option Agreement.

              10.7 AMENDMENT. This Agreement may be amended, modified, superseded, cancelled, renewed or extended only by an agreement in writing executed by both parties hereto.

              10.8 NOTICES. All notices and other communications required or permitted under this Agreement shall be in writing and hand delivered, sent by telecopier, sent by registered first class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications shall be effective upon receipt if hand delivered or sent by telecopier, five (5) days after mailing if sent by mail, and one (l) day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party shall notify the other parties:

               If to the Company:  Keynote Systems Incorporated
                                   Two West Fifth Avenue
                                   San Mateo, CA 94402
                     Telecopier:   (650) 524-3099
                     Attention:    Chief Financial Officer

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               If to Employee:     Umang Gupta
                                   523 Harvard Road
                                   San Mateo, CA 94402
                     Telecopier:   (650) 344-2705

              10.9 BINDING NATURE. This Agreement shall be binding upon, and inure to the benefit of, the successors and personal representatives of the respective parties hereto.

              10.10 HEADINGS. The headings contained in this Agreement are for reference purposes only and shall in no way affect the meaning or interpretation of this Agreement. In this Agreement, the singular includes the plural, the plural included the singular, the masculine gender includes both male and female referents, and the word "or" is used in the inclusive sense.

              10.11 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which, taken together, constitute one and the same agreement.

              10.12 GOVERNING LAW. This Agreement and the rights and obligations of the parties hereto shall be construed in accordance with the laws of the State of California, without giving effect to the principles of conflict of laws.

              10.13 ATTORNEYS' FEES. In the event of any claim, demand or suit arising out of or with respect to this Agreement, the prevailing party shall be entitled to reasonable costs and attorneys' fees, including any such costs and fees upon appeal.

              10.14 MARKET STANDOFF. In consideration of the stock rights granted pursuant to this Agreement, Employee agrees to the imposition of market standoff restrictions on the shares of Common Stock he now holds, in form and substance similar to the market standoff restrictions applicable to the shares of Series B Preferred Stock owned by Employee.

       IN WITNESS WHEREOF, the Company and Employee have executed this Employment Agreement as of the date first above written.

KEYNOTE SYSTEMS INCORPORATED       EMPLOYEE

By:
   -----------------------------   -----------------------------
                                   Umang Gupta
Title:
       -------------------------